EXHIBIT 10.1

[***] Portions of this exhibit have been redated in compliance with Regulation S-K Item 601(a)(6).

July 14, 2023

BY PERSONAL DELIVERY AND CERTIFIED MAIL, RETURN RECEIPT REQUESTED

Kristine Glancy

[***]

Re:	Notice of Termination of Employment and Amendment to CIC Agreement

Dear Kristine:

In accordance with Section 7(d), Section 8, and Section 16(e) of the Employment Agreement entered into by and between you and Insignia Systems, Inc. (“Insignia”) as of April 8, 2016 and effective as of May 9, 2016 (the “Employment Agreement”), Insignia hereby notifies you of the termination of the Employment Term (as defined in the Employment Agreement) and your employment with Insignia without Cause (as defined in the Employment Agreement) effective as of August 31, 2023 (the “Termination Date”). This letter constitutes a “Notice of Termination” as contemplated by Section 8 of the Employment Agreement. In addition, if a Change in Control (as defined in the Change in Control Agreement entered into by and between you and Insignia as of April 8, 2016 and effective as of May 9, 2016, as amended (the “CIC Agreement”)) occurs prior to the Termination Date, then this letter also constitutes a “Notice of Termination” of your employment with Insignia without Cause (as defined in the CIC Agreement) effective as of the Termination Date, as contemplated by, and in accordance with, Section 4, Section 7 and Section 10 of the CIC Agreement, and the Termination Date shall be the “Date of Termination” for purposes of the CIC Agreement.

Any benefits provided under the Employment Agreement will be deducted from benefits provided under this Notice of Termination or the CIC Agreement, and where payments are due in two installments, the offset will be deducted equally from both installments.

As previously approved by the Company’s Board of Directors, if a Closing (as defined in the Asset Purchase Agreement between the Company and TIMIBO LLC dated May 24, 2023) occurs on or prior to the Termination Date, then in place of any other incentive bonus-related payment provided for in the Employment Agreement, the CIC Agreement, or any Insignia annual incentive plan, you will receive a cash payment of $78,650.00 (which equals fifty percent (50%) of your target incentive bonus for 2023), less applicable withholdings, payable within fifteen (15) calendar days after the Closing. The foregoing payment would be in addition to any amount payable under Section 4.1(B) of the CIC Agreement, as modified below.

In accordance with Section 11 of the CIC Agreement, and subject to your termination of employment effective as of the Termination Date constituting a Qualifying Termination or Pre-Change in Control Termination (as such terms are defined in the CIC Agreement), you and Insignia agree that Sections 4.1(A)-(D), Section 4.3(A), and the last sentence of Section 15(E) of the CIC Agreement shall be superseded and replaced in their entirety as follows:

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4.1 If a Qualifying Termination shall occur, in addition to any payments and benefits to which the Executive is entitled under Section 3 hereof, the Company shall pay the Executive the payments described in this Section 4.1 (the “Severance Payments”); provided, however, that, in the case of clauses (A), (B), (C), (D) and (F) below, the Executive shall have executed and not revoked a release of claims in the form set forth in Exhibit A hereto. The Executive shall also be entitled to the Severance Payments (and any payments and benefits under Section 3) if the Executive’s employment is terminated by the Company other than (x) for Cause or (y) by reason of death or Disability within the six (6) month period immediately preceding a Change in Control and the Executive reasonably demonstrates that such termination is otherwise in connection with or in anticipation of a Change in Control that actually occurs during the term of the Agreement (a “Pre-Change in Control Termination”); provided, however, that, in the case of clauses (A), (B), (C), (D) and (F) below, Executive shall have executed and not revoked a release of claims in the form set forth in Exhibit A hereto; and provided further, however, that any such payments shall be offset by the amount of severance previously paid to the Executive under any employment agreement between the Executive and the Company and, to the extent permitted by Section 409A of the Code, any other severance policy, plan or program of the Company.

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a severance payment, in cash, equal to two hundred (200%) of the Executive’s annual base salary then in effect (or immediately prior to any reduction resulting in a termination for Good Reason, if applicable), payable in accordance with Section 4.3(A) (the “Change in Control Salary”),

(B) Notwithstanding any provision of any annual incentive plan to the contrary, and in lieu of any payment of any additional amount Executive may be entitled to receive under any annual incentive plan of the Company, the Company shall pay to the Executive an amount, in cash, of $78,650.00 (which equals fifty percent (50%) of the Executive’s target incentive bonus for 2023), payable in accordance with Section 4.3(A),

(C) Pay the Executive an amount of $18,075.00, payable in accordance with Section 4.3(A),

(D) Pay the Executive an amount of $200,000.00, payable in accordance with Section 4.3(A),

***

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4.3 Payment of Severance Payments.

(A) Each payment provided for in Section 4.1 hereof is intended to constitute a separate payment within the meaning of Section 409A of the Code. The payments provided for in Section 4.1(A) hereof shall be made in two (2) equal installments, with one installment payable on the sixtieth (60th) day following the Date of Termination, subject to Section 4.3(B) below, and the other installment payable between January 1 and March 15, 2024, subject to Section 4.3(B) below. Each of the payments provided for in Sections 4.1(B), (C) and (D) shall be payable on the sixtieth (60th) day following the Date of Termination, subject to Section 4.3(B) below. Notwithstanding the foregoing, in the event the Executive becomes entitled to Severance Payments pursuant to the second sentence of Section 4.1, the first payment provided for in Sections 4.1(A) and the payments provided for in Sections 4.1(B), (C) and (D) shall be made on the sixtieth (60th) day following the actual Change in Control that triggered the Severance Payments.

The last sentence of Section 15(E) of the CIC Agreement shall read as follows:

Notwithstanding anything to the contrary herein, a Change in Control shall not be deemed to occur under this Agreement unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor provision.

Except as provided above, all terms of the Employment Agreement and the Change in Control Agreement remain in effect in accordance with their terms.

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Please confirm your agreement to the terms included in this letter by signing and dating the acknowledgment below.

At the direction of the Governance, Compensation and Nominating Committee of the Board of Directors,

/s/ Jacob J. Berning
Jacob J. Berning
Director

Acknowledged by:	/s/ Kristine A. Glancy	July 14, 2023
Kristine A. Glancy (signature)

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